Filed Pursuant to Rule 424(b)(3)
Registration No. 333-107976

PROSPECTUS SUPPLEMENT DATED January 16, 2004
(To Prospectus filed on November 19, 2003)

LSI LOGIC CORPORATION

$350,000,000

4.00% Convertible Subordinated Notes due May 15, 2010 and
the Shares of Common Stock Issuable Upon Conversion of the Notes

     This Prospectus Supplement, together with the Prospectus listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above referenced securities.

1. Selling Securityholders

     The table captioned “Selling Securityholders” commencing on page 42 of the Prospectus is hereby amended to reflect the following additions and changes.

	Principal Amount at
	Maturity of Notes		Number of Shares of	Percentage of
	Beneficially Owned	Percentage of Notes	Common Stock That	Common Stock
Name	That May Be Sold	Outstanding	May Be Sold(1)	Outstanding(2)

Argent LowLev Convertible Arbitrage Fund LLC (23)	$1,500,000	*	111,773	*
Chrysler Corporation Master Retirement Trust (40)	$1,540,000	*	114,754	*
CIBC World Markets Corp. (18)	$400,000	*	29,806	*
Class C Trading Company, Ltd. (23)	$600,000	*	44,709	*
Clinton Multistrategy Master Fund, Ltd. (46)	$6,395,000	1.8%	476,527	*
Clinton Riverside Convertible Portfolio Limited (46)	$20,605,000	5.9%	1,535,393	*
Delta Airlines Master Trust — CV (40)	$640,000	*	47,689	*
Delta Pilots Disability & Survivorship Trust — CV (40)	$310,000	*	23,099	*
Goldman, Sachs International (47)	$7,500,000	2.1%	558,867	*
HFR CA Global Select Master Trust Account (23)	$200,000	*	14,903	*
JP Morgan Securities Inc. (18)	$2,025,000	*	150,894	*
MFS Total Return Fund, a Series of Series Trust V (48)	$1,400,000	*	104,321	*
Microsoft Corporation (40)	$1,015,000	*	75,633	*
Motion Pictures Industry Health Plan - Active (40)	$165,000	*	12,295	*

	Principal Amount at
	Maturity of Notes		Number of Shares of	Percentage of
	Beneficially Owned	Percentage of Notes	Common Stock That	Common Stock
Name	That May Be Sold	Outstanding	May Be Sold(1)	Outstanding(2)

Motion Pictures Industry Health Plan - Retiree (40)	$105,000	*	7,824	*
OCM Convertible Trust (40)	$1,270,000	*	94,634	*
Partner Reinsurance Company Ltd. (40)	$545,000	*	40,611	*
Qwest Occupational Health Trust (40)	$155,000	*	11,549	*
Recon Arbitrage Master Fund, Ltd. (49)	$3,000,000	*	223,546	*
Silver Convertible Arbitrage Fund, LDC (23)	$600,000	*	44,709	*
State Employees’ Retirement Fund of the State of Delaware (40)	$715,000	*	53,278	*
Tredia Performance Fund Limited (23)	$200,000	*	14,903	*
Van Kampen Harbor Fund (50)	$3,600,000	1.0%	268,256	*
Vanguard Convertible Securities Fund, Inc. (40)	$9,290,000	2.7%	692,249	*

*	Less than 1%

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 74.5156 shares per $1,000 principal amount of the notes (representing an initial conversion price of approximately $13.42 per share of common stock). However, this conversion price will be subject to adjustment as described in the Prospectus under “Description of Notes—Conversion of Notes.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 379,055,880 shares of common stock outstanding as of November 7, 2003. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s notes. However, we did not assume the conversion of any other holder’s notes.

(18)	This Selling Securityholder is a registered broker-dealer.

(23)	Bruce McMahan, Saul Schwartzman and John Gordon have voting or investment power over these securities.

(40)	Oaktree Capital Management LLC is the investment manager of the Selling Securityholder with respect to the aggregate principal amount at maturity set forth next to such Selling Securityholder’s name. Oaktree does not own any equity interest in the Selling Securityholder, but has voting and dispositive power over the aggregate principal amount at maturity set forth next to the Selling Securityholders’ name. Lawrence Keele is a principal of Oaktree and is the portfolio manager for the Selling Securityholder. Mr. Keele, Oaktree and all employees and members of Oaktree disclaim beneficial ownership of the Notes held by all Selling Securityholders, except for their pecuniary interest therein.

(46)	Clinton Group Inc. has voting or investment power over these securities.

(47)	This Selling Securityholder is an affiliate of the registered broker-dealer Goldman, Sachs & Co.

(48)	Kenneth J. Enright, Steve R. Gorham, Constantinos G. Mokas and Lisa B. Nurme have voting or investment power over these securities.

(49)	Robert Friend has voting or investment power over these securities.

(50)	This Selling Securityholder is a registered broker-dealer. Ellen Gold has voting or investment power over these securities.

2. Plan of Distribution

     The following sentence supersedes in part and supplements the information in the twelfth paragraph in the Plan of Distribution section in the Prospectus.

     The following selling securityholders are underwriters within the meaning of the Securities Act: CIBC World Markets Corp., Goldman, Sachs & Co., JP Morgan Securities Inc., Lehman Brothers, Inc., UBS Securities LLC, US Bancorp Piper Jaffray, Van Kampen Harbor Fund and Wachovia Capital Markets LLC.